Exhibit 99.1

January 19, 2023

Infinite Reality seeks advisor for large capital raise prior to SPAC merger, CEO says by Deborah Balshem

•	Proceeds to fund M&A in sports, entertainment and other verticals
•	Metaverse market forecast to potentially reach USD 1trn by 2030

Infinite Reality, a metaverse innovation and entertainment company, plans to raise USD 100m-USD 200m concurrent with a previously announced reverse merger, according to Amish Shah, chief investment and strategy officer.

The Norwalk, Connecticut-based company (formerly Display Social) is interviewing investment banks to advise on the process, Shah said.

In December, Infinite Reality announced plans to merge with Newbury Street Acquisition Corp. [NASDAQ:NBST], a special-purpose acquisition company, in a deal valued at approximately USD 1.85bn, including approximately USD 1.7bn attributable to Infinite Reality. The transaction, which is expected to provide up to USD 128m in proceeds, should close by 15 May, Shah said.

In anticipation, Infinite Reality is also in the process of interviewing investor relations firms, he noted.

The capital raise is targeting institutional investors, family offices, strategic investors and angel investors, according to Shah, who said Infinite Reality already has “soft commitments” for around USD 30m-USD 50m.

Proceeds will fund organic growth and potential acquisitions. Infinite Reality is in talks with several Web3 and metaverse targets, including one with around USD 30m-USD 40m in revenue and USD 5m in EBITDA, Shah said. The company’s sweet spot is deal value between USD 100m and USD 500m, he added.

Infinite Reality is evaluating product, technology and services buys in areas such as virtual reality/augmented reality, artificial intelligence and gaming. Ideal targets are EBITDA-positive, IP-based companies, Shah said.

Targets should fit into Infinite Reality’s existing sports and entertainment markets or complementary new ones such as healthcare, sports medicine and education, the executive said. Infinite Reality considers targets globally but is primarily focused on the US and Europe, its two main markets.

According to Shah, Infinite Reality would like to complete two-to-three acquisitions annually.

Revenue expected to triple

After the acquisition of three companies within the past year or so, Infinite Reality ended 2022 with annual recurring (ARR) revenue of USD 25m-USD 30m, according to Shah. The company is profitable and projecting ARR of USD 75m-USD 100m this year, through organic growth alone, he said.

The business has approximately 800 shareholders and between the acquired companies, has raised a total of USD 180m in outside capital, Shah said. Backers include Summit Partners, multibillion-dollar family offices and celebrity investors such as rock band Imagine Dragons, DJ/music producer Steve Aoki, NFL player Landon Collins and NBA player Rudy Gobert.

Infinite Reality’s Infinite Skybox product aims to accelerate audience engagement by combining streaming content, commerce and social features to create customized and templated (freemium) “cinematic-quality” immersive virtual experiences.

In October 2022, the company announced a multi-year international partnership with Warner Bros. Discovery Sports to develop immersive content for sports fans.

In the second quarter of this year, the company will release Infinite Showroom, a fully interactive online retail experience, including interactive virtual storefronts, that also aims to reduce “abandoned carts” by providing virtual sales reps to assist customers in real time. In the third quarter of 2023, it will launch Infinite Mainstreet, which allows brands to create their own virtual entertainment and shopping districts, including “on-the-street” options such as concerts.

Despite less-than-ideal market conditions for some technology companies, Shah said Infinite Reality priced its business during this period “to give investors the insight on what the asset is worth in this severe economic condition. The best time to bring our company to market is when there is a lot less noise and hype and a strong focus on (disruptive) businesses that can and will make a difference.”

Based on the last roughly 25 announced SPAC mergers, all trading above USD 10m per share, Shah said Infinite Reality is “heading in the right direction for stronger companies with strong SPAC sponsors.”

Newbury Street, which raised roughly USD 120m in its March 2021 public debut, is led by CEO Tom Bushey, founder and CEO of emerging technology and consumer internet-focused investment firm Sunderland Capital, and Chairman Matt Hong, former COO of Turner Sports.

Metaverse market

The metaverse market is forecast to be anywhere from USD 680bn to more than USD 1trn by 2030, according to several industry reports. Other players in the space, according to Shah, include Meta Platforms [NASDAQ:META] and Roblox [NYSE:RBLX].

Infinite Reality’s origins stem from a social media startup called Tsū, which underwent a bankruptcy in 2016 and had its assets acquired by Hilco Streambank in 2019. Later that year, Hilco sold Tsū to John Acunto, Infinite Reality’s CEO, and an investor group.

The company rebranded to Display Social in April 2021 and took on the Infinite Reality name in February 2022, shortly after the January 2022 acquisitions of metaverse technology firm Infinite Reality and Los Angeles production studio Thunder Studios.

In July 2022, Infinite Realty acquired esports and digital entertainment copmany ReKTGlobal (co-founded by Shah) in a USD 470m all-stock deal, for a combined post-close valuation of USD 2.47bn.

Acunto told this news service in January 2022 that then Display Social was looking to go public, raise capital and make acquisitions in 2022.

Shortly thereafter, the company announced an expected merger with Universal Security Instruments [NYSE:UUU] though that deal did not come to fruition, Shah noted for this report. A couple capital raises were also shelved as the business focused on acquisitions and pivoting its business model, he added.

Infinite Reality has approximately 150 employees and additional offices in Los Angeles and Beverly Hills, California; Charlotte, North Carolina; Berlin and Germany.

The company uses law firm Fried Frank for M&A and Boyarski Fritz for entertainment, media and IP issues. Marcum and Grant Thornton provide accounting services.

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